Exhibit 99.1

FOR IMMEDIATE RELEASE

VERENIUM ANNOUNCES 2010 BUSINESS UPDATE AND OUTLOOK FOR 2011

CAMBRIDGE, Mass., December 14, 2010 – Verenium Corporation (NASDAQ: VRNM), a pioneer in the development and commercialization of high-performance industrial enzyme solutions, today announced key 2010 accomplishments and 2011 Company goals and financial guidance.

“2010 has been a significant year of transition for Verenium as we moved from being biofuels oriented to being focused on building the next leading industrial enzymes company,” said Carlos Riva, Chief Executive Officer at Verenium. “We believe we are now well positioned – both operationally and financially – to execute on our business plan and to achieve our goals.”

Following are key milestones achieved in 2010.

2010 Highlights

Operational:

•	Diversified revenue base by growing the Grain Processing and Oilseed Processing product lines, reducing the proportion of revenue generated by our Animal Health and Nutrition enzyme;

•	Launched Deltazym® Gluco-Amylase for fuel ethanol production, which together with Fuelzyme® Alpha-Amylase, satisfies the complete enzyme needs of corn ethanol producing customers;

•	Launched Xylathin™, a highly active enzyme designed to significantly improve the economics of fuel ethanol production from cereal grains such as wheat;

•	Obtained regulatory approval to sell Purifine® PLC in China, which together with existing approvals to sell the enzyme in Argentina, Brazil and the US, covers all major oilseed processing markets;

•	Molinos Rio de la Plata, the world’s largest soybean crushing plant located in Argentina, began use of Verenium’s Purifine enzymatic degumming process;

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Extended a successful marketing partnership with Alfa Laval and entered into a new marketing partnership with Desmet Ballestra, both of which leverage global sales forces to market Purifine PLC enzyme for degumming edible oils;

•	Licensed an enzyme from the Company’s product pipeline to Bunge targeted at creating healthier, higher value edible oil; and

•	Expanded fermentation capacity at Fermic, the Company’s contract manufacturing partner, and launched a debottlenecking program for manufacturing operations to expand capacity and increase efficiency.

Financial:

•	Successfully raised $98.3M and reduced operating losses through the sale of assets to BP;

•	Repurchased $21M of convertible notes, extinguishing all remaining 8% notes; and

•	Are on track to achieve revenue and gross margin targets for 2010.

Verenium also provided financial guidance and corporate goals for 2011.

Financial Guidance for 2011

•	Revenue: $55 - $60M

•	Product Gross Margin: $21 - $24M

•	R&D: $14 - $16M

•	SG&A: $19 - $21M

Planned capital investments for the commercial business, including manufacturing debottlenecking, are expected to be between $4 and $6M. In addition, the Company expects to spend up to $10M to build out a new San Diego, CA facility over the next two years and is exploring opportunities for spreading the capital expenditure over a longer period of time.

“The guidance we are providing today lays out the solid growth in both revenue and gross margin that we believe we can generate from our commercial portfolio now that we have the ability to make the investments required for its development. Further, we are managing both R&D and SG&A expenses to a level that we believe is more sustainable for the Company moving forward,” said James Levine, Chief Financial Officer at Verenium. “Importantly, taken together, we believe these steps demonstrate our focus on advancing our pipeline products to commercial status and achieving profitability.”

Corporate Goals for 2011

•	Focus on growing and diversifying product revenue base, achieving 50% of revenue from products and partnerships other than lead product, Phyzyme® phytase;

•	Significantly advance manufacturing debottlenecking activity within the first half of 2011;

•	Control operating expenses, including consolidating the Company’s operations and headquarters in San Diego, CA and closing the Cambridge, MA facility in the first quarter of 2011;

•	Continue to address the Company’s outstanding convertible notes;

•	Complete two new partnerships directed at advancing the development of product pipeline candidates towards commercialization; and

•	Advance two product pipeline candidates into the regulatory phase of development.

“The corporate goals we have set for 2011 represent advances in all areas of our business, including commercial product sales, manufacturing and pipeline,” said Janet Roemer, Chief Operating Officer at Verenium. “As we end 2010, we are well positioned to achieve these goals.”

About Verenium

Verenium Corporation is a pioneer in the development and commercialization of high-performance enzymes for use in industrial processes. Verenium currently sells enzymes developed using its R&D capabilities to industrial customers globally for use in markets including grain and oilseed processing, biofuels, animal health and nutrition and other specialty industrial processes. Verenium has built a world-class R&D organization renowned for its capabilities in the rapid screening, identification, evolution and bioengineering of novel enzymes that act as catalysts for biochemical reactions. The company harnesses the power of nature and uses unique, patented technology to create products that transform industries by maximizing efficiency while improving environmental performance. For more information on Verenium, visit http://www.verenium.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty. These include, but are not limited to, statements related to Verenium’s lines of business, operations, capabilities, commercialization activities, corporate partnerships, target markets and future financial performance, results and objectives, all of which are prospective. Such statements are only predictions, and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to the differences include, but are not limited to, risks associated with Verenium’s strategic focus, risks associated with Verenium’s technologies, risks associated with Verenium’s ability to obtain additional capital to support its planned operations and financial obligations, risks associated with Verenium’s dependence on patents and proprietary rights, risks associated with Verenium’s protection and enforcement of its patents and proprietary rights, the commercial prospects of the industries in which Verenium operates and sells products, Verenium’s dependence on manufacturing and/or license agreements, and its ability to achieve milestones under existing and future collaboration agreements, the ability of Verenium and its partners to commercialize its technologies and products (including by obtaining any required regulatory approvals) using Verenium’s technologies and timing for launching any commercial products and projects, the ability of Verenium and its collaborators to market and sell any products that it or they commercialize, the development or availability of competitive products or technologies, the future ability of Verenium to enter into and/or maintain collaboration and joint venture agreements and licenses, and risks and other uncertainties more fully described in Verenium’s filings with the Securities and Exchange Commission, including, but not limited to, Verenium’s annual report on Form 10-K for the year ended December 31, 2009 and any updates contained in its subsequently filed quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof, and Verenium expressly disclaims any intent or obligation to update these forward-looking statements.

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Contacts:

Kelly Lindenboom Vice President, Corporate Communications 617-674-5335 kelly.lindenboom@verenium.com	Sarah Carmody Manager, Corporate Communications 617-674-5357 sarah.carmody@verenium.com